Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS THIRD QUARTER 2012 RESULTS

Highlands Ranch, Colorado – November 7, 2012 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced financial results for the third quarter ended September 30, 2012.

OVERVIEW OF 2012 THIRD QUARTER RESULTS

•

Total revenues increased to $74.4 million from $13.2 million in the third quarter of 2011, primarily due to the operations at seven Refined Coal (“RC”) facilities four of which were leased to third parties and RC sales from the portion of the seven facilities operational during the third quarter that were operated by Clean Coal Solutions, LLC (“Clean Coal”) for its own account.

•

Gross margin was $4.0 million, or 5% of revenues, compared to $7.2 million, or 54% of revenues, for the same period in 2011, due to the impact of RC sales, raw coal purchases and operating costs related to the RC facilities operated by Clean Coal for its own account in the 2012 third quarter. Excluding the impact of RC coal sales, raw coal purchases and operating costs from these RC facilities, gross margin in the third quarter of 2012 was 80%.

•

Operating loss was $3.3 million, compared to operating income of $3.5 million for the third quarter of 2011 due to approximately $8 million in operating costs related to the RC facilities operated for Clean Coal’s account.

•

Pre-tax loss from continuing operations before non-controlling interest was $4.1 million from a loss of $1.6 million in the third quarter of 2011 due to ADA’s share of those same costs, interest expense and royalties.

•	Net loss was $3.9 million compared to a restated net loss of $4.6 million in the same period last year.

•	Clean Coal generated $16.1 million in tax credits from the operations of RC facilities for its own account, 42.5% of which is allocated to ADA.

•	Cash and cash equivalents were $17.5 million at September 30, 2012.

OVERVIEW OF SEGMENTS & OUTLOOK

Dr. Michael D. Durham, President and CEO of ADA, stated, “We are slowly making progress with getting our RC facilities up and operating with an eighth RC facility commencing operations in October. At present, ADA’s Clean Coal joint venture has eight RC facilities in full-time operation, treating coal for 15 boilers that average more than 20 million tons of coal per year combined; four of those facilities are leased and generating rental revenues. We expect that Clean Coal will, by the end of the year, have fully monetized an RC facility it is presently operating for its own account. We are very excited about the opportunities at our Emissions Control (EC) business segment, where we recently announced contracts of activated carbon injection (ACI) and dry sorbent injection (DSI) systems valued at up to $15 million. Sales of ACI and DSI products are expected to generate over $300 million in revenues for ADA over the next three years.”

Refined Coal

RC revenues rose to $70.2 million for the 2012 third quarter from $9.2 million for the same period last year. The rise was attributable to rental income of $11.1 million from the four leased RC facilities compared to $6.2 million in last year’s third quarter, and RC sales of $59.0 million for the facilities operated by Clean Coal during the quarter for its own account. RC sales for Clean Coal’s own account in the third quarter of 2011 amounted to only $2.6 million.

Cost of revenues for the RC segment increased to $67.3 million from $3.5 million in the third quarter of 2011, due primarily to the cost of raw coal and operations at the RC facilities Clean Coal operated for its own account. The cost of the raw coal approximates the revenues realized on its sale; however, these activities provide Clean Coal’s members with tax credits and benefits that can be used to lower and offset federal tax obligations. The $16.1 million of tax credits generated by Clean Coal during the third quarter from the operation of RC facilities for its own account are allocated among its owners and ADA can use its share to offset future tax obligations.

Dr. Durham stated, “As previously announced, we experienced delays in Q2 and Q3 in closing several deals for our RC facilities with power companies and tax equity partners for various reasons, including: permitting, regulatory approval, corporate financial restructuring of related third parties, change in plant ownership, changes in and retirements of personnel involved in the negotiations, involvement of additional parties in the transactions, and uncertainties in the tax credit community. After evaluating the causes of the recent closing delays, which were all due to factors outside our control, we do not believe that any of these events will have a material impact on the expected size of our market, availability of a sufficient appetite for the tax credits, or the future long term economics for our RC business segment. Therefore, we maintain our guidance that once all new and existing RC facilities are leased or sold to others and become fully operational, we would be producing at least 60 tons of refined coal per year which would produce approximately $100 million in segment income to ADA after payments to joint venture partners, including an estimated $30 million in tax credits apportioned to ADA to be generated by RC facilities operated by Clean Coal.”

“Based upon the status of operations and negotiations on RC facilities, we expect to report consolidated RC segment revenues of approximately $190 million in 2012, comprised of $40 million in rental revenues and $150 million in RC sales and raw coal purchases. Tax credit benefits and segment income for 2012 are projected to total approximately $22 million, which will include approximately $16 million of tax credits apportioned to ADA associated with the operations of RC facilities that have either yet to be monetized or are being operated by Clean Coal for its own use. The projected segment revenue and income are expected to continue at these levels through the expiration of Section 45 tax credits in 2021.

“These estimates are based upon the use of our current RC technologies CyClean and M45, which are limited to use in cyclone and circulating fluidized bed (CFB) boilers, respectively, and therefore have a limited market. Based upon recent technological advances, we now believe we have an RC technology that can qualify for tax credits for pulverized coal (PC) boilers. We expect this could open up a significantly larger market for the remaining RC facilities as there are over 1000 PC boilers in the country with as many as 50 plants where it may be possible to treat 4-10 million tons per year of coal with a single RC facility.”

Emissions Control

EC revenues increased by 12% to $3.5 million for the third quarter of 2012 from $3.1 million in last year’s third quarter, driven by an increase in systems and equipment sales. Dr. Durham stated, “Driven by the EPA Mercury and Air Toxics Standard (MATS), we expect that the market for sales of ACI and DSI systems will eventually total $1 billion. We anticipate that this will create $350 million in equipment sales for us over the next three years. In the third quarter, ADA closed on the $5 million purchase of the assets of Bulk Conveyor Specialist Inc. (BCSI), the market leader in DSI systems with an approximately 40% market share. We recently announced that BCSI signed a contract to supply up to four DSI systems for a group of coal-fired generating plants with a total value of up to $14 million if the power company elects to purchase all of the contracted systems. The project will begin generating revenues immediately and deliveries are scheduled over the next 15 months. We expect that additional contracts for DSI systems will be awarded soon as BCSI has $140 million in active bids on systems being considered by customers.

“MATS is also expected to create a new market opportunity for ACI systems of approximately $500-$600 million, based upon the anticipated purchase of 400-600 new systems over the next three years. MATS has created a significant increase in procurement activities and we have been very busy responding to this market. ADA has active bids on over $119 million for ACI systems, and the contracts are just beginning to be awarded. We recently announced two contracts for ACI systems including one for a cement plant. In addition, we have been notified of a fleet-wide award for ACI systems that is expected to be in the $10-$20 million range. We expect that all three contracts will begin generating revenues starting this month.”

CO2 Capture

CO2 Capture revenues decreased by 31% to $676,000 in the third quarter of 2012 from $977,000 in the comparable prior year period, due primarily to a decline in activities associated with the previously announced Department of Energy (“DOE”) contract. As of September 30, 2012, ADA had outstanding DOE contracts, including anticipated industry cost share in progress, of approximately $14.6 million. ADA expects to recognize approximately $2.0 million from these contracts in the fourth quarter of 2012, dependent upon continued DOE funding. As previously announced, ADA initiated the fabrication and construction phase of a one megawatt Carbon Dioxide (CO2) Capture Pilot Plant in the second quarter of 2012. The pilot plant, which is scheduled to commence operations in October 2013, will be installed at Southern Company subsidiary Alabama Power’s Miller Electric Generating Plant outside Birmingham, Alabama.

BALANCE SHEET HIGHLIGHTS

As of September 30, 2012, ADA had cash and cash equivalents totaling $17.5 million, compared to $40.9 million as of year-end 2011, primarily reflecting increases in our staff levels, property and equipment additions and the acquisition of BCSI. At September 30, 2012, we had a working capital deficit of $16.9 million compared to restated working capital of $1.4 million at December 31, 2011, with the difference due primarily to the decrease in cash and cash equivalents. At September 30, 2012, $10.4 million had been drawn on Clean Coal’s line of credit down from $18 million at the end of the second quarter. Stockholders’ deficit was $34.2 million at September 30, 2012.

CONFERENCE CALL

Management will conduct a conference call focusing on the financial results and business activities at 10:00 a.m. ET on Wednesday, November 7, 2012. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International). Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call.

The conference call will also be webcast live via the Investor Information section of ADA-ES’ website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyCleanTM technology to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and our patent pending M-45TM technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding future contracts, projects, demonstrations, operations and technologies; amount and timing of RC production, revenues, earnings, cash flows and other financial measures; impact of regulations; future supply and demand; the ability of our technologies to assist our customers in complying with government regulations; expected growth in and potential size of our target markets and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, accounting rules, prices, economic conditions and market demand; timing of laws and regulations and any legal challenges to or repeal of them; interpretations of Section 45 tax credit regulations by the IRS adverse to our RC business; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up operations to effectively address expected growth in our target markets; failure of the RC facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the contracts for such facilities; decreases in the production of RC; seasonality; failure to monetize the new CyClean and M-45 facilities; availability of raw materials and equipment; difficulties in the integration of BCSI’s operations; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Devin Sullivan
www.adaes.com	(212) 836-9608
DSullivan@equityny.com
Thomas Mei
(212) 835-9614
tmei@equityny.com

See Accompanying Tables

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data )

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		(Restated, See Note 14)		(Restated, See Note 14)
Revenues
Refined coal	$70,197	$9,160	$133,722	$19,994
Emission control	3,480	3,095	10,209	6,837
CO2 capture	676	977	1,153	1,894

Total revenues	74,353	13,232	145,084	28,725

Cost of Revenues
Refined coal	67,269	3,487	121,220	4,075
Emission control	2,683	1,955	7,838	3,753
CO2 capture	444	636	643	1,201

Total cost of revenues	70,396	6,078	129,701	9,029

Gross Margin before Depreciation and Amortization	3,957	7,154	15,383	19,696
Other Costs and Expenses
General and administrative	5,173	2,932	12,852	14,596
Research and development	882	506	2,064	1,396
Depreciation and amortization	1,239	216	3,444	608

Total expenses	7,294	3,654	18,360	16,600

Operating Income (Loss)	(3,337)	3,500	(2,977)	3,096
Other Income (Expense):
Net equity in net income (loss) from unconsolidated entities	232	(2,050)	400	(5,761)
Other income (expense) including interest	(19)	71	122	2,161
Interest expense	(144)	(889)	(1,045)	(889)
Settlement of litigation and arbitration award, net	(800)	(2,182)	(1,553)	(41,684)

Total other income (expense)	(731)	(5,050)	(2,076)	(46,173)

Loss from Continuing Operations Before Income Tax Benefit and Non-controlling Interest	(4,068)	(1,550)	(5,053)	(43,077)
Income Tax Benefit	—	—	—	(10,980)

Net Loss Before Non-controlling Interest	(4,068)	(1,550)	(5,053)	(32,097)
Non-controlling Interest	120	(3,053)	(2,613)	(7,888)

Net Loss Attributable to ADA-ES, Inc.	$(3,948)	$(4,603)	$(7,666)	$(39,985)

Net Loss Per Common Share – Basic and Diluted Attributable to ADA-ES, Inc.	$(0.39)	$(0.60)	$(0.77)	$(5.25)

Weighted Average Common Basic and Diluted Shares Outstanding	10,017	7,661	10,008	7,621

See accompanying notes to Company’s Form 10-Q

ADA - ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data )

	September 30, 2012	December 31, 2011
	(Unaudited)	(Restated, See Note 14)
ASSETS
Current Assets
Cash and cash equivalents	$17,531	$40,879
Receivables, net of allowance for doubtful accounts	10,042	5,914
Investment in securities	1,893	508
Prepaid expenses and other assets	2,792	1,532

Total current assets	32,258	48,833

Property and Equipment, at cost	52,724	41,771
Less accumulated depreciation and amortization	(7,769)	(4,651)

Net property and equipment	44,955	37,120

Other Assets
Investment in unconsolidated entity	1,490	590
Other assets	3,891	931

Total other assets	5,381	1,521

Total Assets	$82,594	$87,474

LIABILITIES,TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$6,745	$8,849
Accounts payable - related parties	3,327	1,209
Accrued payroll and related liabilities	1,611	2,545
Line of credit and current portion of notes payable	10,903	10,873
Deposits	11,900	14,900
Deferred revenue and other liabilities	10,914	5,105
Settlement awards and related accrued liabilities	3,801	3,983

Total current liabilities	49,201	47,464

Long-term Liabilities
Line of credit and long- term portion of notes payable	2,447	3,624
Settlement awards and indemnity liability	2,500	5,200
Deferred revenue	1,965	—
Accrued warranty and other liabilities	692	632

Total long-term liabilities	7,604	9,456

Total Liabilities	56,805	56,920

Commitments and Contingencies (Note 12)
Temporary Equity - Non-controlling Interest Subject to Possible Redemption	60,000	60,000

Stockholders’ Deficit
ADA-ES, Inc. stockholders’ deficit
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 10,020,106 and 9,996,144 shares issued and outstanding, respectively	63,578	63,184
Accumulated deficit	(74,360)	(66,694)

Total ADA-ES, Inc. stockholders’ deficit	(10,782)	(3,510)
Non-controlling interest	(23,429)	(25,936)

Total Stockholders’ Deficit	(34,211)	(29,446)

Total Liabilities, Temporary Equity and Stockholders’ Deficit	$82,594	$87,474

See accompanying notes to Company’s Form 10-Q